Exhibit 99.1

Iconix Brand Group Resolves Previously Disclosed Issues with Securities and Exchange Commission

New York, December 5, 2019 – Iconix Brand Group, Inc. (Nasdaq: ICON) (“Iconix” or the “Company”) announced today that it has reached an agreement with the U.S. Securities and Exchange Commission (the “SEC”) to resolve a previously disclosed investigation into certain accounting and reporting issues occurring during 2013 through the third quarter of 2015. Iconix and its Board of Directors have cooperated with the SEC throughout the duration of its investigation. During the four years since these issues came to light, Iconix and its Board of Directors have appointed new executive leadership and have taken significant steps to remediate and strengthen the Company’s compliance and reporting functions.

As part of the settlement, which is subject to court approval and was previously disclosed in the Company’s most recent Form 10-Q filing, Iconix has agreed to pay a civil penalty of $5.5 million to fully resolve all outstanding SEC claims related to this matter. In agreeing to settle with the SEC, Iconix has neither admitted nor denied the SEC’s allegations.

“I am pleased that we were able to resolve this legacy matter that arose under previous management over four years ago,” said Bob Galvin, Chief Executive Officer and President. “Working alongside our Board of Directors over the past several years, Iconix has put in place significant, additional measures to ensure that the Company’s financial reporting, compliance, and governance practices fully meet legal and good governance standards. In putting this legacy legal matter behind us, the Iconix team members are excited to continue to be able to focus on what we do best – managing and growing iconic brands.”

In addition to today’s announcement with respect to the Company’s SEC matter, the United States Attorney’s Office for the Southern District of New York unsealed charges today against former individual officers of the Company who resigned from Iconix over four years ago. The Company will continue to cooperate with the United States Attorney’s Office and the SEC with respect to cases against these former individual officers.

About Iconix Brand Group, Inc.
Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE’S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and brand loyalty.

Media Contacts
Shahed Larson & Brendan Riley
slarson@brunswickgroup.com
briley@brunswickgroup.com
(212) 333-3810